Exhibit 15

CONSENT OF Independent Registered Public Accounting Firm

We consent to the use in this Offering Statement on Form 1-A of Dubuc Motors Inc. of our report dated November 3, 2016 on our audit of the balance sheet of Dubuc Motors Inc. as of June 30, 2016 and related statements of operations, shareholders’ deficiency and cash flows for the period from incorporation (January 13, 2016) to June 30, 2016.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Professional Accountants

November 4, 2016